Exhibit 99.1

Grace News #3114
Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Investor Relations Mark Sutherland T +1 410.531.4590 mark.sutherland@grace.com

Grace Reports Second Quarter 2014 Adjusted EPS of $1.22

•	Sales increased 4 percent to $838 million

•	Adjusted EBIT increased 8 percent to $166 million

•	Grace net income increased to $136.2 million, or $1.77 per diluted share

•	2014 Adjusted EBIT outlook range narrowed to $620-$640 million

Columbia, MD - July 23, 2014 - W. R. Grace & Co. (NYSE: GRA) announced second quarter net income of $136.2 million, or $1.77 per diluted share. Net income for the prior-year quarter was $90.3 million, or $1.16 per diluted share. Adjusted EPS was $1.22 per diluted share, unchanged from the prior-year quarter.

“I’m pleased with our progress this quarter,” said Fred Festa, Grace's Chairman and Chief Executive Officer. “We had strong results in Catalysts Technologies with continued acceptance of our new FCC product platforms and strong performance in polypropylene process technology licensing. Materials Technologies is on track with steady sales growth and margin improvement. Construction Products grew during the quarter, but less than we had expected primarily due to delays in commercial projects.”

Second Quarter Results
Second quarter net sales of $838.0 million increased 4.4 percent compared with the prior-year quarter. The year-over-year increase was due to higher sales volumes (+4.0 percent), favorable currency translation (+0.3 percent), and improved pricing (+0.1 percent). Acquisitions contributed 3.7 percent to sales volume growth.

Segment Gross Margin of 38.6 percent increased 80 basis points compared with the prior-year period.

Adjusted EBIT of $166.1 million increased 8.3 percent from the prior-year quarter primarily due to increased segment operating income and a gain related to the termination of certain retiree benefit plans.

The UNIPOL® Polypropylene Process Technology Licensing and Catalysts business acquired in December 2013 contributed approximately $10.6 million to Adjusted EBIT after acquisition-related costs of approximately $1 million.

Adjusted EBIT margin of 19.8 percent increased 70 basis points compared with the prior-year quarter.

Adjusted EBIT Return On Invested Capital was 27.4 percent on a trailing four-quarter basis, unchanged compared with December 31, 2013.

Six Month Results
For the six months ended June 30, 2014, sales increased 4.6 percent to $1.58 billion as higher sales volumes (+5.3 percent) more than offset unfavorable pricing (-0.2 percent) and unfavorable currency translation (-0.5 percent). Acquisitions contributed 3.8 percent to sales volume growth.

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Segment Gross Margin of 37.5 percent was unchanged compared with the prior-year period.

Adjusted EBIT of $277.4 million increased 2.7 percent compared with the prior-year period.

Grace Catalysts Technologies
Sales up 7.7 percent; segment operating income up 3.9 percent
Second quarter sales for the Catalysts Technologies operating segment, which includes specialty catalysts and additives for refinery, plastics and other chemical process applications, were $313.2 million, an increase of 7.7 percent compared with the prior-year quarter. The increase primarily was due to higher sales volumes (+8.6 percent) and favorable currency translation (+1.7 percent), partially offset by lower pricing (-2.6 percent). The UNIPOL acquisition contributed 10.2 percent to sales volume growth.

Sales of Refinery Catalysts decreased 2.0 percent as lower pricing more than offset improved sales volumes and favorable currency translation. Sales of Specialty Catalysts increased 36.7 percent due to higher sales volumes (including polypropylene licensing and catalyst sales), improved pricing, and favorable currency translation.

Segment gross margin was 43.6 percent compared with 42.0 percent in the prior-year quarter. The increase in gross margin primarily was due to strong polypropylene process technology licensing revenue, and higher sales volumes, which offset lower pricing.

Segment operating income was $97.5 million compared with $93.8 million in the prior-year quarter. Higher segment gross profit and lower operating expenses more than offset the $6.1 million decline in equity income from the ART joint venture and higher amortization expense related to acquisitions.

Grace Materials Technologies
Sales up 3.2 percent; segment operating income up 10.9 percent
Second quarter sales for the Materials Technologies operating segment, which includes engineered materials for consumer, industrial, coatings and pharmaceutical applications, and packaging technologies, were $236.1 million, an increase of 3.2 percent compared with the prior-year quarter. The increase was due to higher sales volumes (+1.3 percent), favorable currency translation (+1.1 percent), and improved pricing (+0.8 percent).

Engineered Materials sales increased 6.7 percent due to higher sales volumes, favorable currency translation, and improved pricing. Packaging Technologies sales decreased 1.2 percent as lower sales volumes and unfavorable currency translation more than offset improved pricing.

Segment gross margin was 35.0 percent, an increase of 130 basis points compared with the prior-year quarter. The increase in gross margin primarily was due to improved pricing, lower manufacturing costs, and higher sales volumes.

Segment operating income increased 10.9 percent to $49.7 million compared with $44.8 million in the prior-year quarter. Segment operating margin increased 150 basis points to 21.1 percent.

Grace Construction Products
Sales up 1.9 percent; segment operating income down 0.7 percent
Second quarter sales for the Construction Products operating segment, which includes Specialty Construction Chemicals (SCC) products and Specialty Building Materials (SBM) products used in commercial, infrastructure, and residential construction, were $288.7 million compared with $283.2 million in the prior-year quarter. The sales increase was due to improved pricing (+2.4 percent) and higher sales volumes (+1.4 percent), which more than offset unfavorable currency translation (-1.9 percent).

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SCC sales increased 4.2 percent due to higher sales volumes and improved pricing, partially offset by unfavorable currency translation. SCC sales in North America and Western Europe increased 6 percent and 5 percent, respectively. SCC sales in emerging regions increased approximately 1 percent.

SBM sales decreased 1.4 percent as lower sales volumes more than offset improved pricing and favorable currency translation. SBM sales in North America, which represented approximately 50 percent of product line sales, decreased 7 percent.

Segment gross margin of 36.2 percent declined 60 basis points compared with the prior-year quarter as higher manufacturing costs and weak product mix more than offset improved pricing.

Segment operating income was $45.0 million compared with $45.3 million for the prior-year quarter. Segment operating margin was 15.6 percent compared with 16.0 percent in the prior-year quarter.

In the quarter, the company repositioned its Verifi® process control technology business, due to slower than projected market adoption of this new technology and lower than expected operating profitability. Grace recorded a $10 million asset impairment charge and a small restructuring charge in the quarter. These charges are not included in segment operating income.

Other Expenses
Total corporate costs were $22.7 million for the second quarter, a decrease of $1.0 million compared with the prior-year quarter.

In the second quarter, the company announced the termination of certain retiree benefit plans, resulting in a gain of $7.9 million, of which $4.7 million is included in Adjusted EBIT.

Certain pension costs of $8.1 million increased $1.2 million compared with the prior-year quarter largely due to higher interest expense. Certain pension costs include only ongoing costs recognized quarterly, which include service and interest costs, expected returns on plan assets and amortization of prior service costs/credits.

Interest expense and related financing costs were $11.1 million for the second quarter compared with $10.9 million for the prior-year quarter. Non-cash interest accretion on the deferred payment obligations was $13.6 million for the second quarter or $0.11 per diluted share. The weighted average cash interest rate for the second quarter was 3.3 percent.

Income Taxes
Income taxes on adjusted pre-tax income were recorded at a global effective tax rate of approximately 34.5 percent. In the second quarter, Grace also recorded a net discrete tax benefit of $53.5 million, primarily related to the recognition of benefits for uncertain tax positions.

Grace generally has not had to pay U.S. Federal income taxes in recent years since available tax deductions and credits have fully offset its U.S. tax liability. Grace generated approximately $670 million in U.S. Federal net operating losses upon emergence from bankruptcy on February 3, 2014. Income taxes paid in cash, net of refunds, were $16.4 million during the six months of 2014, or approximately 8 percent of income before income taxes.

Cash Flow
Net cash used for operating activities in the first six months of 2014 was $1.19 billion compared with net cash provided by operating activities of $170 million in the prior-year period. The year-over-year change in cash flow largely was due to the payment of $1.32 billion as a result of the company’s emergence from Chapter 11.

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Adjusted Free Cash Flow in the first six months of 2014 was $178.2 million compared with $157.0 million in the prior-year period.

Share Repurchase Program
In the second quarter, Grace spent $173 million to repurchase approximately 1.8 million shares at an average price of $94.29. Through June 30, Grace spent $234 million to repurchase approximately 2.4 million shares under its $500 million share repurchase authorization.

2014 Outlook
As of July 23, 2014, Grace expects 2014 Adjusted EBIT to be in the range of $620 million to $640 million, an increase of 12 to 17 percent compared with 2013 Adjusted EBIT of $550.8 million. The company expects Adjusted EBITDA to be in the range of $760 million to $780 million.

Investor Call
Grace will discuss these results during an investor conference call and webcast today starting at 11:00 a.m. ET. To access the call and webcast, interested participants should go to the Investor Information - Investor Presentations portion of the company's web site, www.grace.com, and click on the webcast link.

Those without access to the Internet can listen to the investor call by dialing +1.800.688.0836 (U.S.) or +1.617.614.4072 (International) and entering participant passcode 43984729. Investors are advised to access the call at least 10 minutes early in order to register.

An audio replay will be available at 1:00 p.m. ET on July 23. The replay will be accessible by dialing +1.888.286.8010 (U.S.) or +1.617.801.6888 (International) and entering the participant passcode 40251132. The replay will be available for one week.

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About Grace
Built on talent, technology, and trust, Grace is a leading global supplier of catalysts; engineered and packaging materials; and specialty construction chemicals and building materials. The company’s three industry-leading business segments-Grace Catalysts Technologies, Grace Materials Technologies, and Grace Construction Products-provide innovative products, technologies, and services that improve the products and processes of our customer partners around the world. Grace employs approximately 6,500 people in over 40 countries and had 2013 net sales of $3.1 billion. More information is available at grace.com.

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues” or similar expressions. Forward-looking statements include, without limitation, expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in emerging regions, the cost and availability of raw materials and energy, the effectiveness of its research and development and growth investments, acquisitions and divestitures of assets and gains and losses from dispositions, developments affecting Grace's funded and unfunded pension obligations, its legal and environmental proceedings, costs of compliance with environmental regulation and those additional factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace's projections and forward-looking statements, which speak only as the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.
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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2014	2013	2014	2013
Net sales	$838.0	$802.8	$1,582.5	$1,512.7
Cost of goods sold	517.1	501.9	992.4	952.8
Gross profit	320.9	300.9	590.1	559.9
Selling, general and administrative expenses	144.0	142.1	280.8	275.4
Research and development expenses	20.3	16.6	40.8	33.5
Interest expense and related financing costs	11.1	10.9	22.3	21.4
Interest accretion on deferred payment obligations	13.6	—	21.8	—
Gain on termination of postretirement plans	(7.9)	—	(7.9)	—
Chapter 11 expenses, net of interest income	3.0	3.3	9.1	8.1
Equity in earnings of unconsolidated affiliate	(3.1)	(9.2)	(6.8)	(14.3)
Other expense, net (E)	10.9	3.9	20.9	11.8
Total costs and expenses	191.9	167.6	381.0	335.9
Income before income taxes	129.0	133.3	209.1	224.0
Benefit from (provision for) income taxes	7.7	(42.5)	(22.1)	(73.8)
Net income	136.7	90.8	187.0	150.2
Less: Net income attributable to noncontrolling interests	(0.5)	(0.5)	(0.7)	(0.8)
Net income attributable to W. R. Grace & Co. shareholders	$136.2	$90.3	$186.3	$149.4
Earnings Per Share Attributable to W. R. Grace & Co. Shareholders
Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$1.79	$1.18	$2.44	$1.97
Weighted average number of basic shares	75.9	76.3	76.5	76.0
Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$1.77	$1.16	$2.40	$1.93
Weighted average number of diluted shares	76.8	77.6	77.5	77.4

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions, except per share amounts)	2014	2013	% Change	2014	2013	% Change
Net sales:
Catalysts Technologies	$313.2	$290.9	7.7%	$597.7	$557.4	7.2%
Materials Technologies	236.1	228.7	3.2%	455.9	443.6	2.8%
Construction Products	288.7	283.2	1.9%	528.9	511.7	3.4%
Total Grace net sales	$838.0	$802.8	4.4%	$1,582.5	$1,512.7	4.6%
Net sales by region:
North America	$269.6	$247.9	8.8%	$508.4	$474.6	7.1%
Europe Middle East Africa	288.7	288.1	0.2%	558.4	542.5	2.9%
Asia Pacific	181.9	173.1	5.1%	336.9	323.7	4.1%
Latin America	97.8	93.7	4.4%	178.8	171.9	4.0%
Total net sales by region	$838.0	$802.8	4.4%	$1,582.5	$1,512.7	4.6%
Profitability performance measures:
Adjusted EBIT(A)(B):
Catalysts Technologies segment operating income	$97.5	$93.8	3.9%	$168.7	$171.0	(1.3)%
Materials Technologies segment operating income	49.7	44.8	10.9%	95.2	89.1	6.8%
Construction Products segment operating income	45.0	45.3	(0.7)%	70.4	68.1	3.4%
Corporate costs	(22.7)	(23.7)	4.2%	(45.2)	(44.5)	(1.6)%
Gain on termination of postretirement plans related to current businesses	4.7	—	NM	4.7	—	NM
Certain pension costs(C)	(8.1)	(6.9)	(17.4)%	(16.4)	(13.6)	(20.6)%
Adjusted EBIT	166.1	153.3	8.3%	277.4	270.1	2.7%
Chapter 11-related costs, net	(3.0)	(3.3)	9.1%	(9.3)	(7.1)	(31.0)%
Asbestos-related costs	(4.3)	(2.1)	(104.8)%	(5.8)	(4.2)	(38.1)%
Asbestos and bankruptcy-related charges, net	2.4	—	NM	(6.4)	—	NM
Pension MTM adjustment and other related costs, net	—	—	NM	4.8	(2.5)	NM
Gain on termination of postretirement plans related to divested businesses	3.2	—	NM	3.2	—	NM
Restructuring expenses and related costs	(11.7)	(4.3)	(172.1)%	(12.4)	(5.1)	(143.1)%
Gain on sale of product line	0.2	—	NM	0.2	—	NM
Income and expense items related to divested businesses	(0.2)	—	NM	(0.2)	—	NM
Interest expense and related financing costs	(11.1)	(10.9)	(1.8)%	(22.3)	(21.4)	(4.2)%
Interest accretion on deferred payment obligations	(13.6)	—	NM	(21.8)	—	NM
Currency transaction loss on cash in Venezuela	—	—	NM	—	(6.9)	NM
Interest income	0.5	0.1	NM	1.0	0.3	NM
Benefit from (provision for) income taxes	7.7	(42.5)	118.1%	(22.1)	(73.8)	70.1%
Net income attributable to W. R. Grace & Co. shareholders	$136.2	$90.3	50.8%	$186.3	$149.4	24.7%
Diluted EPS (GAAP)	$1.77	$1.16	52.6%	$2.40	$1.93	24.4%
Adjusted EPS (non-GAAP)	$1.22	$1.22	—%	$1.99	$2.13	(6.6)%

Costs related to Chapter 11:
Chapter 11 expenses, net of interest income	$3.0	$3.3		$9.1	$8.1
D&O insurance costs related to Chapter 11	0.1	—		0.1	0.1
Translation effects—intercompany loans (D)	—	(3.9)		(4.5)	3.5
Value of currency forward contracts—intercompany loans (D)	—	3.5		4.6	(4.2)
Certain other currency translation costs, net (D)	(0.1)	0.4		—	(0.4)
Costs related to Chapter 11	$3.0	$3.3		$9.3	$7.1

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions)	2014	2013	% Change	2014	2013	% Change
Profitability performance measures (A)(B)(C):
Gross margin:
Catalysts Technologies	43.6%	42.0%	1.6 pts	41.4%	41.2%	0.2 pts
Materials Technologies	35.0%	33.7%	1.3 pts	34.9%	34.4%	0.5 pts
Construction Products	36.2%	36.8%	(0.6) pts	35.4%	36.2%	(0.8) pts
Segment Gross Margin	38.6%	37.8%	0.8 pts	37.5%	37.5%	0.0 pts
Certain pension costs in cost of goods sold	(0.3)%	(0.3)%	0.0 pts	(0.2)%	(0.5)%	0.3 pts
Total Grace	38.3%	37.5%	0.8 pts	37.3%	37.0%	0.3 pts
Adjusted profitability performance measures (A)(B)(C):
Adjusted EBIT:
Catalysts Technologies	$97.5	$93.8	3.9%	$168.7	$171.0	(1.3)%
Materials Technologies	49.7	44.8	10.9%	95.2	89.1	6.8%
Construction Products	45.0	45.3	(0.7)%	70.4	68.1	3.4%
Corporate	(26.1)	(30.6)	14.7%	(56.9)	(58.1)	2.1%
Total Grace	166.1	153.3	8.3%	277.4	270.1	2.7%
Depreciation and amortization:
Catalysts Technologies	$16.4	$13.3	23.3%	$33.0	$26.8	23.1%
Materials Technologies	8.1	7.8	3.8%	16.1	15.8	1.9%
Construction Products	7.8	8.2	(4.9)%	15.4	16.4	(6.1)%
Corporate	1.7	1.4	21.4%	3.5	2.8	25.0%
Total Grace	34.0	30.7	10.7%	68.0	61.8	10.0%
Adjusted EBITDA:
Catalysts Technologies	$113.9	$107.1	6.3%	$201.7	$197.8	2.0%
Materials Technologies	57.8	52.6	9.9%	111.3	104.9	6.1%
Construction Products	52.8	53.5	(1.3)%	85.8	84.5	1.5%
Corporate	(24.4)	(29.2)	16.4%	(53.4)	(55.3)	3.4%
Total Grace	200.1	184.0	8.8%	345.4	331.9	4.1%
Operating margin:
Catalysts Technologies	31.1%	32.2%	(1.1) pts	28.2%	30.7%	(2.5) pts
Materials Technologies	21.1%	19.6%	1.5 pts	20.9%	20.1%	0.8 pts
Construction Products	15.6%	16.0%	(0.4) pts	13.3%	13.3%	0.0 pts
Total Grace	19.8%	19.1%	0.7 pts	17.5%	17.9%	(0.4) pts
Adjusted EBITDA margin:
Catalysts Technologies	36.4%	36.8%	(0.4) pts	33.7%	35.5%	(1.8) pts
Materials Technologies	24.5%	23.0%	1.5 pts	24.4%	23.6%	0.8 pts
Construction Products	18.3%	18.9%	(0.6) pts	16.2%	16.5%	(0.3) pts
Total Grace	23.9%	22.9%	1.0 pts	21.8%	21.9%	(0.1) pts

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Six Months Ended June 30,
(In millions)	2014	2013
Cash flow measure (A):
Net cash (used for) provided by operating activities	$(1,188.1)	$170.3
Capital expenditures	(81.5)	(73.7)
Free Cash Flow	(1,269.6)	96.6
Chapter 11 expenses paid	20.7	7.1
Chapter 11 emergence payments, including accounts payable	1,348.0	—
Accelerated defined benefit pension plan contributions	75.0	50.0
Expenditures for asbestos-related items	4.1	3.3
Adjusted Free Cash Flow	$178.2	$157.0

	Four Quarters Ended
(In millions)	June 30, 2014	December 31, 2013
Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters):
Adjusted EBIT	$558.1	$550.8
Invested Capital:
Trade accounts receivable	539.9	481.8
Inventories	334.6	295.3
Accounts payable	(311.5)	(262.5)
	563.0	514.6
Other current assets (excluding income taxes and capitalized financing costs)	79.9	81.2
Properties and equipment, net	835.2	829.9
Goodwill	467.7	457.5
Technology and other intangible assets, net	305.2	315.5
Investment in unconsolidated affiliate	102.7	96.2
Other assets (excluding capitalized financing costs)	41.4	40.0
Other current liabilities (excluding income taxes, environmental remediation related to asbestos and divested businesses, Chapter 11, and restructuring)	(258.8)	(248.6)
Other liabilities (excluding environmental remediation related to asbestos and divested businesses and other post-employment benefits)	(101.6)	(77.7)
Total invested capital	$2,034.7	$2,008.6
Adjusted EBIT Return On Invested Capital	27.4%	27.4%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended June 30,
(In millions)	2014	2013
OPERATING ACTIVITIES
Net income	$187.0	$150.2
Reconciliation to net cash (used for) provided by operating activities:
Depreciation and amortization	68.0	61.8
Equity in earnings of unconsolidated affiliate	(6.8)	(14.3)
Dividends received from unconsolidated affiliate	11.2	2.8
Chapter 11 expenses, net of interest income	9.1	8.1
Chapter 11 expenses paid	(20.7)	(7.1)
Asbestos and bankruptcy-related charges, net	6.4	—
Cash paid to resolve liabilities subject to Chapter 11	(1,315.8)	—
Provision for income taxes	22.1	73.8
Income taxes paid, net of refunds	(16.4)	(26.9)
Interest accretion on deferred payment obligations	21.8	—
Interest accrued on credit arrangements	4.2	—
Interest accrued on pre-petition liabilities subject to compromise	3.4	18.4
Defined benefit pension expense	11.5	16.1
Payments under defined benefit pension arrangements	(89.1)	(58.0)
Expenditures for environmental remediation	(7.0)	(6.3)
Changes in assets and liabilities, excluding effect of currency translation:
Trade accounts receivable	(57.4)	(3.3)
Inventories	(39.8)	(37.0)
Accounts payable	20.3	37.1
All other items, net	(0.1)	(45.1)
Net cash (used for) provided by operating activities	(1,188.1)	170.3
INVESTING ACTIVITIES
Capital expenditures	(81.5)	(73.7)
Businesses acquired, net of cash acquired	—	(15.8)
Transfer to short-term investments	—	(500.0)
Transfer from restricted cash and cash equivalents	395.4	29.1
Other investing activities	(1.6)	2.3
Net cash provided by (used for) investing activities	312.3	(558.1)
FINANCING ACTIVITIES
Borrowings under credit arrangements	1,101.1	18.6
Repayments under credit arrangements	(662.2)	(35.6)
Payments for debt financing costs	(23.9)	—
Proceeds from exercise of stock options	12.5	25.2
Payments for repurchase of common stock	(233.7)	—
Excess tax benefits from stock-based compensation	0.5	—
Other financing activities	2.4	1.8
Net cash provided by financing activities	196.7	10.0
Effect of currency exchange rate changes on cash and cash equivalents	(1.8)	(16.7)
Decrease in cash and cash equivalents	(680.9)	(394.5)
Cash and cash equivalents, beginning of period	964.8	1,336.9
Cash and cash equivalents, end of period	$283.9	$942.4

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions, except par value and shares)	June 30, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$283.9	$964.8
Restricted cash and cash equivalents	—	395.4
Trade accounts receivable, less allowance of $6.4 (2013—$6.0)	539.9	481.8
Inventories	334.6	295.3
Deferred income taxes	221.6	58.1
Other current assets	92.3	99.0
Total Current Assets	1,472.3	2,294.4
Properties and equipment, net of accumulated depreciation and amortization of $1,921.7 (2013—$1,876.8)	835.2	829.9
Goodwill	467.7	457.5
Technology and other intangible assets, net	305.2	315.5
Deferred income taxes	616.5	845.9
Asbestos-related insurance	—	500.0
Overfunded defined benefit pension plans	45.7	16.7
Investment in unconsolidated affiliate	102.7	96.2
Other assets	61.4	40.0
Total Assets	$3,906.7	$5,396.1
LIABILITIES AND EQUITY
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$157.4	$81.1
Accounts payable	311.5	262.5
PI warrant liability	490.0	—
Other current liabilities	320.5	292.0
Total Current Liabilities	1,279.4	635.6
Debt payable after one year	916.0	29.6
Deferred payment obligations	616.3	—
Deferred income taxes	18.1	18.2
Income tax contingencies	22.3	5.0
Underfunded and unfunded defined benefit pension plans	343.1	299.6
Other liabilities	140.7	60.8
Total Liabilities Not Subject to Compromise	3,335.9	1,048.8
Total Liabilities Subject to Compromise	—	3,776.1
Total Liabilities	3,335.9	4,824.9
Equity
Common stock issued, par value $0.01; 300,000,000 shares authorized; outstanding: 75,145,799 (2013—77,046,143)	0.8	0.8
Paid-in capital	540.6	533.4
Retained earnings	202.1	15.8
Treasury stock, at cost: shares: 2,293,902 (2013—0)	(219.5)	—
Accumulated other comprehensive income	35.4	10.6
Total W. R. Grace & Co. Shareholders' Equity	559.4	560.6
Noncontrolling interests	11.4	10.6
Total Equity	570.8	571.2
Total Liabilities and Equity	$3,906.7	$5,396.1

The Notes to the Financial Information are included as part of the Earnings Release.

10 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Adjusted Earnings Per Share (unaudited)

	Three Months Ended June 30,
	2014				2013
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$1.77				$1.16
Costs related to Chapter 11	$3.0	$0.5	$2.5	0.03	$3.3	$0.9	$2.4	0.03
Asbestos-related costs	4.3	1.4	2.9	0.04	2.1	0.8	1.3	0.02
Asbestos and bankruptcy-related charges, net	(2.4)	(1.1)	(1.3)	(0.02)	—	—	—	—
Gain on termination of postretirement plans related to divested businesses	(3.2)	(1.1)	(2.1)	(0.03)	—	—	—	—
Restructuring expenses and related costs	11.7	2.5	9.2	0.12	4.3	1.4	2.9	0.04
Loss on sale of product line	(0.2)	(0.1)	(0.1)	—	—	—	—	—
Income and expense related to divested businesses	0.2	0.1	0.1	—	—	—	—	—
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		53.2	(53.2)	(0.69)		2.7	(2.7)	(0.03)
Adjusted EPS (non-GAAP)				$1.22				$1.22

	Six Months Ended June 30,
	2014				2013
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$2.40				$1.93
Costs related to Chapter 11	$9.3	$2.7	$6.6	0.09	$7.1	$1.2	$5.9	0.08
Asbestos-related costs	5.8	2.0	3.8	0.05	4.2	1.4	2.8	0.04
Asbestos and bankruptcy-related charges, net	6.4	2.2	4.2	0.05	—	—	—	—
Pension MTM adjustment and other related costs, net	(4.8)	(1.8)	(3.0)	(0.04)	2.5	0.9	1.6	0.02
Gain on termination of postretirement plans related to divested businesses	(3.2)	(1.1)	(2.1)	(0.03)	—	—	—	—
Restructuring expenses and related costs	12.4	2.7	9.7	0.13	5.1	1.6	3.5	0.05
Currency transaction loss on cash in Venezuela	—	—	—	—	6.9	—	6.9	0.09
Loss on sale of product line	(0.2)	(0.1)	(0.1)	—	—	—	—	—
Income and expense related to divested businesses	0.2	0.1	0.1	—	—	—	—	—
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		51.2	(51.2)	(0.66)		5.9	(5.9)	(0.08)
Adjusted EPS (non-GAAP)				$1.99				$2.13

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Notes to the Financial Information
(A): In the above charts, Grace presents its results of operations by operating segment and for adjusted operations. Adjusted EBIT means net income adjusted for interest income and expense, income taxes, costs related to Chapter 11, asbestos-related costs, restructuring expenses and related asset impairments, pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits, certain income and expense items related to divested businesses, product lines, and certain other investments and gains and losses on sales of businesses, product lines, and certain other investments. In the 2013 first quarter, we also adjusted for the currency transaction loss incurred on our Venezuelan cash balances of $6.9 million. Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization. Grace uses Adjusted EBIT as a performance measure in significant business decisions. Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus the net cash flow from costs related to Chapter 11, cash paid to resolve contingencies subject to Chapter 11, accelerated payments under defined benefit pension arrangements, and expenditures for asbestos-related items. Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of capital to shareholders. Adjusted EPS means Diluted EPS adjusted for costs related to Chapter 11, asbestos-related costs, restructuring expenses and related asset impairments, pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits, certain income and expense items related to divested businesses, product lines, and certain other investments and gains and losses on sales of businesses, product lines, and certain other investments, and certain discrete tax items. Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities. Adjusted EBIT, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted EPS, and Adjusted EBIT Return On Invested Capital do not purport to represent income measures as defined under United States generally accepted accounting principles, and should not be considered as alternatives to such measures as an indicator of Grace's performance. These measures are provided to distinguish the operating results of Grace's current business base from the costs of Grace's Chapter 11 proceedings, asbestos liabilities, restructuring activities, and divested businesses.

(B): Grace's segment operating income includes only Grace's share of income from consolidated and unconsolidated joint ventures.

(C): Certain pension costs include only ongoing costs recognized quarterly, which include service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits. Catalysts Technologies, Materials Technologies, and Construction Products segment operating income and corporate costs do not include any amounts for pension expense. Other pension related costs including annual mark-to-market adjustments and actuarial gains and losses are excluded from Adjusted EBIT. These amounts are not used by management to evaluate the performance of Grace's businesses and significantly affect the peer-to-peer and period-to-period comparability of our financial results. Mark-to-market adjustments and actuarial gains and losses relate primarily to changes in financial market values and actuarial assumptions and are not directly related to the operation of Grace's businesses.

(D): During the bankruptcy, Grace had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that were not related to its operating activities. In addition, Grace had accumulated significant cash during bankruptcy. Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as costs related to Chapter 11. These intercompany loans were paid in full when Grace emerged from bankruptcy, and the excess cash balances were used to fund a significant portion of Grace's emergence from bankruptcy.

(E): Other expense, net includes amounts previously reported as restructuring expenses and related asset impairments and provision for environmental remediation.

NM - Not Meaningful

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